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                                                                   Exhibit 10.46


Irwin J. Gruverman                              December 31, 2000
16 Tanglewood Road
Needham, MA 02194

Dear Mr. Gruverman:

This will confirm our Agreement concerning your compensation as Chairman, President and CEO of MFIC.

Subject to approval by the Board, we will pay you at a base rate of $95,000 per year, beginning January 1, 2001. You will participate in a bonus pool, if any, for management employees. You agree that MFIC will withhold money from your compensation to pay appropriate taxes. You will be included in MFIC's insurance and medical programs as in past years, at no cost to you, as part of your compensation.

MFIC CORPORATION



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Irwin Gruverman, CEO, Chairman               Irwin Gruverman, for myself